EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements No. 333-150552, 333-150485, 333-130031, and 333-102084 on Form S-8 of Community First, Inc. of our reports dated March 13, 2009 with respect to the consolidated financial statements of Community First, Inc., and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Community First, Inc. for the year ended December 31, 2008.
/s/ Crowe Horwath LLP
Brentwood, Tennessee
March 13, 2009